                             EXHIBIT 11


                         CUSTOM CHROME, INC.
                 STATEMENT REGARDING COMPUTATION OF
                         EARNINGS PER SHARE


                                                   For the three months ended
                                                             April 30
                                                        1996         1995
                                                       ------       ------

Net income . . . . . . . . . . . . . . . .           $3,008,000    $2,545,000
                                                     ----------    ----------
                                                     ----------    ----------

Weighted Average Shares Outstanding:

  Common stock . . . . . . . . . . . . . .            5,102,000     5,005,000

  Common stock equivalents . . . . . . . .              128,000       100,000
                                                     ----------    ----------

   Weighted average shares outstanding . .            5,230,000     5,105,000
                                                     ----------    ----------
                                                     ----------    ----------


Net income per share . . . . . . . . . . .           $     0.58    $     0.50
                                                     ----------    ----------
                                                     ----------    ----------


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